EXHIBIT 99
News Release
FOR IMMEDIATE RELEASE January 18, 2008

Contact:	David M. Kepler President and Chief Executive Officer Telephone: 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION REPORTS EARNINGS FOR THE SECOND QUARTER ENDED DECEMBER 31, 2007 AND DECLARES DIVIDEND
Greenville, Ohio, January 18, 2008. Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF), today announced the Corporation’s financial results for the second fiscal quarter. For the quarter ended December 31, 2007, the Corporation reported net income of $170,000, or $0.08 per diluted share, compared to net income of $148,000, or $0.07 per share, for the same quarter in 2006.
The quarter-to-quarter increase in net income was attributed primarily to a $25,000, or 2.6%, increase in net interest income after provision for losses on loans and a $24,000, or 11.7%, increase in other income, which were partially offset by a $18,000, or 1.9%, increase in general, administrative and other expense and a $9,000, or 15.5%, increase in federal income taxes.
Net income for the six months ended December 31, 2007 was $329,000, or $0.15 per diluted share, an increase of $40,000, or 13.8%, compared to the six-month period ended December 31, 2006. The increase was attributed primarily to an increase in net interest income after provision for losses on loans of $57,000, or 3.0%, and an increase of $48,000, or 12.1%, in other income, which were partially offset by an increase of $47,000, or 2.5%, in general, administrative and other expense and an $18,000, or 16.1%, increase in federal income taxes.
The increase in other income was due primarily to a $37,000 increase in customer service charges. The increase in general, administrative and other expense was due primarily to a $27,000 increase in compensation and benefits and a $36,000 increase in data processing expense, which were partially offset by a $13,000 decrease in occupancy and equipment expense. The increase in compensation and benefits expense was due primarily to stock-based compensation expense totaling $36,000, which was partially offset by a $14,000 decrease in education expense. As previously reported, the Corporation granted stock options and retention shares in June 2007 under the Corporation’s 2006 Equity Plan.
The Corporation reported total assets of $128.7 million at December 31, 2007, total liabilities of $106.0 million, including deposits of $77.8 million, and total stockholders’ equity of $22.7 million. Stockholders’ equity increased by $1,000 for the six months ended December 31, 2007, as net income of $329,000 was substantially offset by purchases of Greenville Federal Financial Corporation stock, totaling $183,000, under the Corporation’s 2006 Equity Plan and dividends paid of $145,000.
The Corporation also announced that the Board of Directors has declared a cash dividend of $0.07 per share of the Corporation’s common stock. The dividend is to be paid on February 15, 2008, to stockholders of record as of January 31, 2008.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	December 31,	June 30,
	2007	2007
	(Unaudited)
ASSETS

Cash and cash equivalents	$3,238	$3,527
Investment securities	27,974	29,728
Loans receivable	88,622	87,413
Other assets	8,869	9,040

Total assets	$128,703	$129,708

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$77,758	$79,633
Advances from the FHLB	26,810	26,125
Other liabilities	1,390	1,206

Total liabilities	105,958	106,964

Stockholders’ equity	22,745	22,744

Total liabilities and stockholders’ equity	$128,703	$129,708

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Six months ended		Three months ended
	December 31,		December 31,
	2007	2006	2007	2006

Total interest income	$3,836	$3,722	$1,917	$1,883
Total interest expense	1,868	1,801	930	913

Net interest income	1,968	1,921	987	970
Provision for losses on loans	—	10	—	8

Net interest income after provision for losses on loans	1,968	1,911	987	962
Other income	445	397	230	206
General, administrative and other expense	1,954	1,907	980	962

Income before income taxes	459	401	237	206
Income taxes	130	112	67	58

NET INCOME	$329	$289	$170	$148

EARNINGS PER SHARE - basic and diluted	$0.15	$0.13	$0.08	$0.07